		Exhibit 99(a)
Household Finance Corporation
Household Automotive Trust 2002-2

Original Principal Class A
Class A-1	255,000,000
Class A-2	345,000,000
Class A-3	313,000,000
Class A-4	287,000,000
Number of Class A Bonds (000's)
Class A-1	255,000
Class A-2	345,000
Class A-3	313,000
Class A-4	287,000

		2003 Totals

CLASS A
Class A-1 Principal Distribution		115,863,372.75
Class A-1 Interest Distribution		407,658.44

Class A-2 Principal Distribution		263,192,498.13
Class A-2 Interest Distribution		5,564,712.01

Class A-3 Principal Distribution		0.00
Class A-3 Interest Distribution		8,920,500.00

Class A-4 Principal Distribution		0.00
Class A-4 Interest Distribution		4,450,154.23